<pre>

CONECTISYS CORPORATION AND SUBSUDIARIES (A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
December 31, 2001

                                                             Dec. 31           Dec. 31           Sep. 30
                                                               2001              2000              2001
                                                            Unaudited         Unaudited          Audited
Assets
Current assets
  Cash and Cash Equivalents                                     9,673             6,651             6,111
  Prepaid expenses and deposits                                     0           158,546            48,800

Total current assets                                            9,673           165,197            54,911

Property and equipment, net                                    65,311            85,046            71,961

License and technology, net                                         0                 0                 0

  Debt issuance cost, net                                           0                 0                 0

Total assets                                                   74,984           250,243           126,872

CONECTISYS CORPORATION AND SUBSUDIARIES (A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
December 31, 2001

                                                             Dec. 31           Dec. 31           Sep. 30
                                                               2001              2000              2001
                                                            Unaudited         Unaudited          Audited

Liabilities and shareholders' equity
Current liabilities
  Accounts payable                                            174,723           143,922           100,758
  Accrued compensation                                        705,458           540,020           541,179
  Due to officers                                              49,130           150,000           101,209
  Accrued interest payable                                    178,001           178,539           171,955
  Other current liabilities                                     8,982                 0             5,239
  Notes payable                                               600,058           308,437           384,370

Total current liabilities                                   1,716,352         1,320,918         1,304,710

Long-term debt, net of current                                317,194            75,000           311,194

Total liabilities                                           2,033,546         1,395,918         1,615,904

Shareholders' equity
Preferred stock - Class A 1,000,000 shares authorized
    $1.00 par value, 200,020 issued and outstanding           200,020           140,020           140,020
Common stock - 250,000,000 shares authorized,
  no par value, authorized, 33,633,234, 3,207,154 and
  32,133,234 issued and outstanding, respectively          17,655,569        16,269,533        17,412,119
Additional paid in capital
  Convertible preferred stock - Class B 1,000,000 shares
    authorized, $1.00 par value,                              100,000                 0           100,000
   no share issued and outstanding
  Common stock, no par value
    5,307,154, 23,996,938, 5,607,154 stock
    options exercisable                                     1,257,983           999,775         1,275,233
  Beneficial conversion option                                155,027                 0           155,027
Accumulated gain (deficit) during development stage       (21,278,361)      (18,555,003)      (20,571,431)

Total shareholders' equity                                 (1,958,562)       (1,145,675)       (1,489,032)

Total liabilities and shareholders' equity                     74,984           250,243           126,872

CONECTISYS CORPORATION AND SUBSUDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended December 31, 2001 and 2000
And the Cumulative Period
From December 31, 1990 (Inception) Through December 31, 2001
                                                                                               Dec. 1, 1990
                                                                                               (Inception)
                                                                                                 Through
                                                             Dec. 31           Dec. 31           Dec. 31
                                                               2001              2000              2001
                                                            Unaudited         Unaudited         Unaudited

Revenues                                                            0                 0           517,460

Cost of goods sold                                                  0                 0           567,721

Gross profit                                                        0                 0           (50,261)

General and administrative                                    680,276           365,659        16,040,749
Bad debt write-offs                                                                   0         1,680,522

Loss from operations                                         (680,276)         (365,659)      (17,771,532)

Non-operating income (expense)                                (26,654)                0        (1,124,022)

Interest Expense                                                    0            (7,710)       (1,305,065)

Net loss                                                     (706,930)         (373,369)      (20,200,619)

Weighted average shares outstanding                        33,170,191        23,963,478

Net loss per share                                              (0.02)            (0.02)

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2001

                                                                                                    Deficit
                                                                                                  Accumulated
                            Preferred Stock       Common Stock            Additional    Stock      During the
                             Class A                 No Par                 Paid-in  Subscription Development
                              Shares      Value      Shares      Value      Capital   Receivable     Stage        Total
Balance, December 1, 1990 (re-entry
  development stage)                                 10,609   1,042,140                           (1,042,140)         0

Shares issued in exchange for
  Cash, May 31, 1993                                  1,000       1,000                                           1,000
  Capital contribution, May 31, 1993                  2,000         515                                             515
  Services, March 26, 1993                            2,000         500                                             500
  Services, March 26, 1993                            1,200         600                                             600

Net loss for the year ended
  November 30, 1993                                                                                  (5,459)    (5,459)

Balance, November 30, 1993                           16,809   1,044,755                           (1,047,599)    (2,844)

Shares issued in exchange for
  Services, May 1, 1994                               2,400       3,000                                           3,000
  Cash, September 1, 1994                            17,771      23,655                                          23,655
  Services, September 15, 1994                        8,700      11,614                                          11,614
  Cash, September 26, 1994                            3,000      15,000                                          15,000
  Cash, October 6, 1994        16,345 A    16,345                                                                16,345
  Cash, September and October, 1994                   1,320      33,000                                          33,000

Net loss for the year                                                                                (32,544)   (32,544)

Balance, November 30, 1994     16,345      16,345    50,000   1,131,024                           (1,080,143)    67,226

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2001

                                                                                                    Deficit
                                                                                                  Accumulated
                            Preferred Stock       Common Stock            Additional    Stock      During the
                             Class A                 No Par                 Paid-in  Subscription Development
                              Shares      Value      Shares      Value      Capital   Receivable     Stage        Total

Share issued in exchange for
  Cash, February 13, 1995                             1,160     232,000                                         232,000
  Debt repayment, February 13, 1995                   2,040     408,000                                         408,000
  Debt repayment, February 20, 1995                   4,778     477,810                                         477,810
  Acquisition of assets, CIPI February 1995          28,750   1,950,000                                       1,950,000
  Acquisition of assets, April 5, 1995               15,000                                                           0
  Cash and services, April and May, 1995             16,000     800,000                                         800,000
  Cash, June 1, 1995                                    500      30,000                                          30,000
  Acquisition of assets and services, September 26    4,000     200,000                                         200,000
  Cash, September 28, 1995                               41       3,000                                           3,000
  Acquisition of assets, September 1995              35,000   1,750,000                                       1,750,000
  Return of assets, CIPI September 1995             (27,700) (1,950,000)                                     (1,950,000)

Ner loss for the year                                                                               (2,293,867)(2,293,867)

Balance, November 30, 1995     16,345      16,345   129,569   5,031,834                           (3,374,010) 1,674,169

Shares issued in exchange for
  Cash, February, 1996                                1,389     125,000                                         125,000
  Debt repayment, February, 1996                     10,000     639,779                                         639,779
  Services, February, 1996                            3,160     205,892                                         205,892
  Cash, March, 1996                                     179      25,000                                          25,000
  Shares returned and canceled, March, 1996         (15,000)                                                          0
  Services, April 1996                                   13       2,069                                           2,069
  Services, September, 1996     4,155 A     4,155       586      36,317                                          40,472
  Services, October, 1996                             6,540     327,000                                         327,000
  Debt repayment, November, 1996                      2,350      64,330                                          64,330

Ner loss for the year                                                                             (2,238,933)(2,238,933)

Balance, November 30, 1996     20,500      20,500   138,786   6,457,221                           (5,612,943)   864,778

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2001

                                                                                                    Deficit
                                                                                                  Accumulated
                            Preferred Stock       Common Stock            Additional    Stock      During the
                             Class A                 No Par                 Paid-in  Subscription Development
                              Shares      Value      Shares      Value      Capital   Receivable     Stage        Total

Shares issued in exchange for
  Services, March, 1997                                   228       6,879                                           6,879
  Debt, April, 1997                                       800      13,120                                          13,120
  Services, July, 1997                                  1,500      16,200                                          16,200
  Cash, July, 1997                                     15,000     300,000                                         300,000
  Services, August 1997                                 5,958      56,000                                          56,000
Adjustment for partial shares                             113
  Services, October, 1997                           1,469,666     587,865                                         587,865
  Debt, October, 1997                               1,540,267     620,507                                         620,507
  Note Receivable                                   1,500,000     281,250                                         281,250
  Services, November, 1997                              4,950      10,538                                          10,538

Net loss for the year                                                                               (2,739,268)(2,739,268)

Balance, November 30, 1997     20,500      20,500   4,677,268   8,349,580                           (8,352,211)    17,869

Shares issued in exchange for
  Services, December, 1997
    Through Nov. 1998                               2,551,610   2,338,264                                       2,338,264
  Cash, January, 1998
    Through November, 1998                          4,833,334   1,139,218                                       1,139,218
  Debt repayment, April, 1998
    Through November, 1998                            250,000     129,960                                         129,960
  Acquisition of assets, July, 1998                   300,000     421,478                                         421,478
  Acquisition of 20% minority
    Interest in subsidiary                             50,000      59,247                                          59,247
Services, November, 1998       60,000 A    60,000                                                                  60,000

Net loss for the year                                                                               (4,928,682)(4,928,682)

Balance, November 30, 1998     80,500      80,500  12,662,212  12,437,747                          (13,280,893)  (762,646)

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2001

                                                                                                    Deficit
                                                                                                  Accumulated
                            Preferred Stock       Common Stock            Additional    Stock      During the
                             Class A                 No Par                 Paid-in  Subscription Development
                              Shares      Value      Shares      Value      Capital   Receivable     Stage        Total

Shares issued in exchange for
  Returned and canceled, December, 1998          (1,350,000)   (814,536)                                       (814,536)
  Services, December, 1998
    Through September 1999                          560,029     349,454    150,000                              499,454
  Cash, December, 1998
    Through September 1999                        1,155,800     129,537                                         129,537
  Debt repayment, September,   39,520 A    39,520   960,321     197,500    100,000                              337,020

Net loss for the year                                                                             (1,323,831)(1,323,831)

Balance, September 1999       120,020     120,02013,988,362  12,299,702    250,000           0   (14,604,724)(1,935,002)

Shares issued in exchange for
  Reacquired and canceled, October, 1999            (17,500)    (12,000)                                        (12,000)
  Services, October, 1999
    Through September 2000                        2,405,469     990,949                                         990,949
  Cash, October 1999
    Through September 2000                        2,295,482     839,425                (15,450)                 823,975
  Retainers, debt and accrued liabilities,
    October 1999 through September, 2000          2,799,579   1,171,638                                       1,171,638
  Issuance of stock option, March, 2000                                    214,130                              214,130
  Reduction of exercise prices on 2,600,000
    officer and employee common stock options,
    March, 2000                                                          1,113,610                            1,113,610
  Exercise of 2,056,346 common and 20,000
    preferred officer stock    20,000      20,000 2,056,346     897,707   (407,735)                             509,972
  Issuance of 500,000 consultant stock option
     September, 2000                                                        65,000                               65,000

Net loss for the year                                                                             (3,812,140)(3,812,140)

Balance, September 2000       140,020   140,020  23,527,738  16,187,421  1,235,005     (15,450)  (18,416,864)  (869,868)

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through December 31, 2001

                                                                                                    Deficit
                                                                                                  Accumulated
                            Preferred Stock       Common Stock            Additional    Stock      During the
                             Class A                 No Par                 Paid-in  Subscription Development
                              Shares      Value      Shares      Value      Capital   Receivable     Stage        Total

Shares issued in exchange for
  Services, October, 2000
    Through September 2001                        3,471,007     572,790                                         572,790
  Cash, October 2000
    Through September 2001                        1,045,500      78,787                                          78,787
  Retainers, debt and accrued
  liabilities,
    October 2000 through September, 2001          3,688,989     487,121                                         487,121
  Collection of stock subscription                                                      15,450                   15,450
  Exercise of 400,000 common stock
    options, January, 2001                          400,000      86,000    (52,000)                              34,000
  Issuance of 1.000,000 consultant
  stock option
  in conjunction with $300,000 principal
    value of 8% convertible debt, April, 2001                               77,228                               77,228
  Issuance of 2,000,000 consultant stock option
     September, 2001                                                       115,000                              115,000
  Beneficial conversion option
  pertaining to                         $300,000
    convertible debt and accrued
    interest, April, 2001
    through September 2001                                                 155,027                              155,027

Net loss for the year                                                                             (2,154,567)(2,154,567)

Balance, September 2001       140,020   140,020  32,133,234  17,412,119  1,530,260           0   (20,571,431)(1,489,032)

Shares issued in exchange for
  Retainers, debt and accrued
  liabilities,
    October 2001 through
    December 2002              60,000 A  60,000   1,200,000     187,200                                         247,200
  Exercise of 300,000 common stock
    options, December, 2001                         300,000      56,250    (17,250)                              39,000

Net loss for the period                                                                             (706,930)  (706,930)

Balance, December 2001       200,020    200,020  33,633,234  17,655,569  1,515,310           0   (21,278,361)(1,909,762)

CONECTISYS CORPORATION AND SUBSUDIARIES (A Development Stage Company) CONSOLIDATED STATEMENT OF CASHFLOWS
For the Three Months Ended December 31, 2001 and 2000
And the Cumulative Period
From December 31, 1990 (Inception) Through December 31, 2001

                                                                                               Dec. 1, 1990
                                                                                               (Inception)
                                                                                                 Through
                                                             Dec. 31           Dec. 31           Dec. 31
                                                               2001              2000              2001
                                                            Unaudited         Unaudited         Unaudited
Operating activities
  Net income (loss)                                          (706,930)         (373,369)      (20,239,619)
    Adjustments to reconcile net income (loss)
      to net cash provided by (used by)
      operating activities:
        Provision for bad debt                                                                  1,422,401
        Depreciation and amortion                               6,650             8,258         3,214,206
        Stock issued for servic                               250,200            82,112         7,493,057
        Stock issued for intere                                     0                 0           535,591
        Settlements                                                 0                 0           (25,000)
        Minority interest                                           0                 0           (62,500)

Changes in operating assets and liabilities
  (Increase) decrease in assets
    Accounts receivable                                             0                 0            (4,201)
    Interest receivable                                             0                 0           (95,700)
    Deposits                                                        0                 0           133,546
  Increase (decrease) in liabilities
    Accounts payable                                           73,965            46,095           385,962
    Accrued interest payable                                   12,046                 0            12,046
    Accrued compensation                                      164,279           101,373         1,803,842
    Due to officers                                                 0                 0           736,085
    Other current liabilities                                   3,743            25,544           399,508

Net cash provided by (used by) operating activities          (199,047)         (109,987)       (4,290,776)

CONECTISYS CORPORATION AND SUBSUDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENT OF CASHFLOWS
For the Three Months Ended December 31, 2001 and 2000
And the Cumulative Period
From December 31, 1990 (Inception) Through December 31, 2001

                                                                                               Dec. 1, 1990
                                                                                               (Inception)
                                                                                                 Through
                                                             Dec. 31           Dec. 31           Dec. 31
                                                               2001              2000              2001
                                                            Unaudited         Unaudited         Unaudited

Investing activities
  Collection of notes receivable                                    0                 0                 0
  Increase in notes receivable                                      0                 0        (1,322,500)
  Cost of license & technology                                      0                 0           (94,057)
  Purchase of equipment                                             0                 0          (191,843)

Net cash from (used by) investing activities                        0                 0        (1,608,400)

Financing activities
  Common stock issued for cash                                      0            15,450         3,032,172
  Stock warrants                                                    0                 0            77,228
  Preferred stock issued for cash                                   0                 0            16,345
  Proceeds from stock purchase                                      0                 0           281,250
  Debt issuance cost                                                0                 0           (32,775)
  Proceeds from debts
    Related party                                                   0            75,000           206,544
    Other                                                     254,688                 0         2,493,778
  Payments on debt
    Related party                                             (52,079)                0          (105,251)
    Other                                                           0            (7,500)          (96,407)
  Decrease in subscription receivable                               0                 0            35,450
  Contributed capital                                                                 0               515

Net cash from (used by) financing activities                  202,609            82,950         5,908,849

Net increase (decrease) in cash                                 3,562           (27,037)            9,673

Cash beginning of period                                        6,111            33,688                 0

Cash end of period                                              9,673             6,651             9,673

CONECTISYS CORPORATION AND SUBSUDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENT OF CASHFLOWS
For the Three Months Ended December 31, 2001 and 2000
And the Cumulative Period
From December 31, 1990 (Inception) Through December 31, 2001
                                                                                               Dec. 1, 1990
                                                                                               (Inception)
                                                                                                 Through
                                                             Dec. 31           Dec. 31           Dec. 31
                                                               2001              2000              2001
                                                            Unaudited         Unaudited         Unaudited

Cash paid during the year for
  Interest                                                          0                 0           209,801
  Taxes                                                             0                 0             4,050

Non-cash activities
  Common stock issued for
    Purchase of stock                                                0                 0           281,250
    Prepaids                                                         0                 0           182,346
    PP&E                                                             0                 0           130,931
    Deposit                                                          0                 0                 0
    License & technology                                             0                 0         2,191,478
    Minority interest                                                0                 0            59,247
    Repayment of debt                                           39,000                 0         3,864,180
    Service & interest                                               0                 0         4,949,192
  Preferred Stock issued for
    Services                                                         0                 0            60,000
    Repayment of debt                                           60,000                 0           119,250
  Preferred Stock Options for
    Repayment of Debt                                                0                 0           100,000

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

Note 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Organization

Conectisys Corporation (the "Company") was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur.

 Basis of presentation and going concern uncertainty

The accompanying consolidated financial statements include the accounts and transactions of Conectisys Corporation, its wholly-owned subsidiaries TechniLink, Inc. and United Telemetry Company, Inc., and its 80% owned subsidiary PrimeLink, Inc. All material intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements. Certain prior period balances in the accompanying consolidated financial statements have been reclassified to conform to the current year's presentation.

The Company returned to the development stage in accordance with SFAS No. 7 on December 1, 1990 and during the fiscal year ended November 30, 1995.
The Company has completed two mergers and is in the process of developing its technology and product lines.

As of December 31, 2001, the Company had a deficiency in working capital of approximately $1,700,000, and had incurred continual net losses since its return to the development stage $2.2 million in 1996, $2.7 million in 1997, $4.9 million in 1998, $1.3 million in 1999 (ten months), $3.6 million in 2000, $2.2 million in 2001, and 0.7 million for the three months ended December 31, 2001 which raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans for correcting these deficiencies include the future sales of the Company's newly licensed products and the raising of capital through the issuance of common stock and from continued officer advances, which will help provide the Company with the liquidity necessary to retire its outstanding debt and meet operating expenses. The Company has recently received a commitment of up to $15,000,000 from an investor group through the establishment of an equity line of credit (see Note 14(a)). The equity line will be implemented once an SB-2 Registration Statement for shares to be resold by the investor group has been declared effective by the SEC.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

Basis of presentation and going concern uncertainty (continued)

In the longer term, the Company plans to achieve profitability through the operations of its subsidiaries. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Use of estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts. Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect the estimates.

Since the fair value is estimated at December 31, 2001, the amounts that will actually be realized or paid at settlement of the instruments could be significantly different. The carrying amount of cash and cash equivalents is assumed to be the fair value because of the liquidity of these instruments. Accounts payable, accrued compensation, due to officer, other current liabilities, and notes payable approximate fair value because of the short maturity of these instruments.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2001

Fair value of financial instruments (continued)

Long-term debt is recorded at face value because the principal amount is convertible into common stock.

Fiscal year

Effective December 1, 1998, the Company changed its fiscal year-end from November 30 to September 30.

Research and development costs

The Company has been engaged in researching, engineering, and developing its HNet technologies since August 1995, and has recently begun deployment of a pilot project, which did not generate any revenue during the past fiscal year. Although still a development stage company, the Company plans to engage large-scale cost reduction runs for the production and subsequent sale of the HNet System in 2002.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less. All funds on deposit are with one financial institution.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed on property and equipment using the straight-line method over the expected useful lives of the assets, which are generally five years for vehicles and office equipment and seven years for furniture and fixtures.

Licensing agreements

The costs of acquiring license rights are capitalized and amortized over the shorter of the estimated useful life of the license or the term of the license agreement. The licenses are being amortized over a period of five years. During the year ended November 30, 1998, the Company acquired additional license rights in the amount of $421,478 from TechniLink. Although the license remains viable, the Company currently lacks the resources to develop and market it.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

Licensing agreements (continued)

Accordingly, during the ten month period ended September 30, 1999, the Company accelerated amortization on this asset by writing it down to its
net realizable value of $40,000, incurring a charge of $283,133.     The
balance was fully amortized at September 30, 2000.

Technology

Deferred technology costs include capitalized product development and product improvement costs incurred after achieving technological feasibility and are amortized over a period of five years. At December 31, 2001, no deferred technology costs were recognized.

Impairment of long-lived assets

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" (SFAS No. 121) issued by the Financial Accounting Standards Board
(FASB) has been effective for financial statements for fiscal years beginning after December 15, 1995. The standard established new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company wrote-off the balance of the carrying value of older licenses and deferred technology during the year ended November 30, 1998, as a consequence of persistent competitive pressure. The expense incurred was $632,257.

 Accounting for stock-based compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS No. 123) establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS No. 123 also encourages, but does not require, companies to record compensation cost for stock-based employee compensation. The Company has chosen to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2001

Accounting for stock-based compensation (continued)

Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Also, in accordance with SFAS No. 123, the Company has provided footnote disclosures with respect to stock-based employee compensation. The cost of stock-based compensation is measured at the grant date on the value of the award, and this cost is then recognized as compensation expense over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market value of the stock as determined by the model at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

Stock issued for non-cash consideration

Shares of the Company's no par value common stock issued in exchange for goods or services are valued at the cost of the goods or services received or at the market value of the shares issued, depending on the ability to estimate the value of the goods or services received.

Income taxes

The Company files a consolidated income tax return. The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse. The Company has recognized a valuation allowance covering 100% of the net deferred tax assets (primarily tax benefits from net operating loss carryforwards), because it is more likely than not that the tax benefits attributable to the deferred tax assets will not be realized in the future.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

 Net loss per common share - basic and diluted

Net loss per common share - diluted is based on the weighted average number of common and common equivalent shares outstanding for the periods presented. Common equivalent shares representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

 Recent accounting pronouncements

Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," (SFAS No. 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of SFAS No. 130 did not have a material effect on the Company's financial position or its results of operations. Statement of Financial Accounting Standard No. 131, "Disclosure About Segments of an Enterprise and Related Information," (SFAS No. 131) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. Adoption of SFAS No. 131 did not have an effect on the Company's financial position or its results of operations; however, additional disclosures may have to be made in the future relating to the above items. Statement of Financial Accounting Standard No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," SFAS No. 132) issued by the FASB is also effective for financial statements with fiscal years beginning after December 15, 1997. It revises employers' disclosure requirements for pensions and other postretirement benefits and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, SFAS No. 88, and SFAS No. 106 were issued. Adoption of SFAS No. 132 did not have an effect on the Company's financial position or results of operations.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

New accounting pronouncements

The Financial Accounting Standards Board has established the following new pronouncements, none of which have (will) materially affect the Company:
SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities (effective for years beginning after June 15, 2000)," SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise - an amendment of SFAS No. 65 (effective for fiscal quarters beginning after December 15, 1998)," SFAS No. 135, "Rescission of SFAS No. 75 and Technical Corrections (effective for fiscal years ending after December 15, 1999)," SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133 - an amendment of SFAS No. 133 (effective June 1999)," SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of SFAS No. 133 (effective for fiscal years beginning after June 15, 2000)," SFAS No. 139, "Rescission of SFAS No. 53 and amendments to SFAS No. 63, 89, and 121 (effective for fiscal years beginning after December 15, 2000)," SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of SFAS No. 125 (effective for certain disclosures for fiscal years ending after December 15, 2000)," SFAS No. 141, "Business Combinations," which eliminates the pooling-of-interests method for business combinations initiated after June 30, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" (effective for fiscal years beginning after March 15, 2001), which enhances disclosure for these assets subsequent to their acquisition, SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for financial statements issued for fiscal years beginning after June 15, 2002, and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years), which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and provides guidance for estimating the recoverability of the carrying amount of these assets through a probability-weighted cash flow approach.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

NOTE 2. RELATED PARTY TRANSACTIONS

        The Company previously leased office space in Agua Dulce, California from S.W. Carver Corporation, a company owned by a major shareholder of the Company. The lease was for a period of one year, renewable annually in April at the option of the lessee. Effective April, 1998, the monthly rent was increased from $2,000 to $2,500. Around September 1, 2000, the lease was terminated due to the sale of the building. At that time the Company moved certain property and equipment to its Valencia locations.

NOTE 3.    PREPAID EXPENSES AND DEPOSITS

During the year ended September 30, 2000, the Company issued 462,487 shares of its common stock as retainers for consulting services ($128,611) and accounting fees ($4,935). In addition, the Company recorded the unearned portion of an engineering contract ($25,000) as a prepaid asset, bringing the total prepaid expense balance at September 30, 2000 to $158,546. All these prepaid assets were expensed during the year ended September 30, 2001. Another 386,584 shares of common stock (valued at $43,800) were issued to a consultant as a retainer at September 30, 2001, for cash payments that were subsequently made by the consultant to other vendors in October 2001. An attorney was paid a retainer in September 2001 for services not yet rendered, bringing the total prepaid expense balance at September 30, 2001 to $48,800.


NOTE 4.    PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2001 consisted of the following:


Office equipment                             $   273,054
Furniture and fixtures                            16,609
Vehicles                                          35,362
                                             -----------
Total cost                                       325,025
Accumulated depreciation                        (259,714)
                                             -----------
Net book value                               $    65,311
                                             ===========

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

NOTE 5.    LICENSE RIGHTS AND TECHNOLOGY

License rights and technology at December 31, 2001 consisted of the following:

       License rights                        $     421,478
       Accumulated amortization                   (421,478)
                                                -----------
        Net book value                       $       -
                                                ===========
NOTE 6.   DEBT ISSUANCE COSTS

In April 2001, the Company received proceeds of $300,000 from an investor in return for a six-month 8% convertible note and 1,000,000 common stock warrants, exercisable at $0.192 per share over a four-year period. Debt issuance costs on this transaction amounted to $32,775, and consisted of $24,000 in finder's fees, $8,000 in legal fees, a $750 escrow agent fee, and a $25 bank wire fee. These debt issuance costs were fully amortized as interest expense at September 30,2001.

NOTE 7.    DUE TO OFFICERS

At September 30, 2000, the Company's CEO had made cumulative advances to the Company of $75,000. On October 1, 2000, these advances were rolled into a revolving promissory note, due on demand, at an annual interest rate of 18%. During the year ended September 30, 2001, additional advances were made in the amount of $20,000 and note repayments totaled $50,000. Accrued interest was determined to be $11,880, bringing the loan balance at September 30, 2001 to $56,880. A new promissory note agreement for this amount was drawn up at the close of business on September 30, 2001, expiring September 1, 2002. Interest expense (at 10%) on advances made to the Company by the CEO for the year ended September 30, 2000 amounted to $21,766, including $10,583 associated with the assumption of a promissory note due S.W. Carver, which was paid-off in May 2000. During the three months ended December 31, 2001, the Company issued 60,000 shares of preferred A stock for a reduction of $60,000 on the note. An additional $1,259 of interest was accrued during this period bringing the balance to $15,140. The Company's Secretary/Treasurer advanced the Company approximately $61,945 during the year ended September 30, 2001, under a separate revolving promissory note agreement effective October 1, 2000.
The note is a demand note, which accrues interest at an annual rate of 18%. Total repayments of the note amounted to $40,681. Accrued interest was $4,610 during the year ended September 30, 2001, bringing the loan balance at year-end to $25,874.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

NOTE 7.    DUE TO OFFICERS

A new promissory note agreement for this amount was drawn up at the close of business on September 30, 2001, expiring September 1, 2002. The Secretary/Treasurer also borrowed on a personal credit card for the Company's behalf in the amount of $18,455, bringing the total obligation due the Secretary/Treasurer at September 30, 2001 to $44,329. During the three months ended December 31, 2001, the Company paid back $12,000 on this
note and accrued interest of $1,661 bringing the balance to $33,990.   The
total amount due both officers at December 31, 2001 was $49,130.

NOTE 8.    NOTES PAYABLE

Notes payable at December 31, 2001 consisted of the following:

      Note payable to Devon Investment Advisors,
      unsecured, due on demand, interest payable
      at an annual rate of 10%                                $241,824
     Note payable to Black Dog Ranch LLC,
      unsecured, due on demand, including interest
      at an annual rate of 18%, expiring
      September 1, 2002                                        268,234
      Note payable to Salvatore Amato, secured
       by 300,000 share of restricted common stock,
       payable March 1, 2002, interest payable
      at an annual rate of 18%                                  25,000
      Note payable to Salvatore Amato, secured
       by 666,667 share of restricted common stock,
       payable March 1, 2002, interest payable
      at an annual rate of 18%                                  40,000
      Note payable to Edward Sloan, secured
       by 416,667 share of restricted common stock,
       payable March 1, 2002, interest payable
      at an annual rate of 18%                                  25,000

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

NOTE 8.    NOTES PAYABLE

Note payable to Laurus Master Fund, Ltd.,
      secured by 4,773,208 shares of common stock
      beneficially owned by officers, convertible
      into approximately 3,041,363 shares of common
      stock at the current market price ($0.1233
      at December 31, 2001), with interest payable
      at an annual rate of 8%, initially due
      October 12, 2001, extended to January 15, 2001             $300,000
     Accrued interest on note payable to Laurus
      Fund, Ltd., secured by 4,773,208 shares of
      common stock beneficially owned by officers,
      convertible into approximately 113,483 shares
      of common stock at the current market price
      ($0.1233 at December 31, 2001)                      17,194  317,194
                                                        -------- --------
        Total notes payable                                       917,252
        Current portion                                          (600,058)
                                                                 --------
        Long-term portion                                       $ 317,194
                                                                =========

The maturity of long-term debt at December 31, 2001 was as follows:

        Year ended September 30,:      2002                     $ 600,058
                                       Thereafter                 317,194
                                                                ---------
      Total notes payable                                       $ 917,252
                                                                =========

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

NOTE 8.    NOTES PAYABLE (continued)

 On April 12, 2001, the Company received $300,000 in proceeds from an investor and issued a $300,000 principal value 8% convertible note due on October 12, 2001, along with 1,000,000 common stock warrants, exercisable at $0.192 per share over a four-year period. $77,228 of the proceeds was allocated to the cost of the warrants, with the remaining $222,772 allocated to the cost of the debt instrument, based on the relative fair market values of the note and the warrants at the date of issuance (in accordance with Accounting Principles Board Opinion No. 14). A convertible note discount of $77,228 was also recognized, which was effectively fully amortized at December 31, 2001 as interest expense.

The note is convertible (at the option of the holder) into common stock at the lesser of 80% of the average of the 3-lowest closing bid prices during the 30 trading days prior to the closing date (April 12, 2001) or 80% of the average of the 3-lowest closing bid prices during the 30 trading days prior to the conversion date (assumed to be December 31, 2001). At April 12, 2001, the note was convertible into approximately 2,181,500 common shares at an exercise price of approximately $0.1021 per share, and at December 31, 2001, the note was convertible into approximately 3,041,363 common shares at an exercise price of approximately $0.0732 per share. In either instance, the fair value of the debt instrument (due to the 80% pricing advantage) was $375,000 (a 25% premium on the principal value), resulting in a further convertible debt discount of $152,228, representing the difference between the note's fair value of $375,000 and the allocated proceeds at issuance of $222,772. This discount was also fully amortized at December 31, 2001.

A corresponding $152,228 credit was also made to additional paid-in capital for the conversion benefit option, i.e., the intrinsic value of the matured debt instrument. Interest accrued at 8% on the $300,000 note principal through December 31, 2001 was $11,194; for presentation purposes, this was added to the principal value of the note at the year-end balance sheet date. The holder can also convert the accrued interest into common stock at a 25% premium ($2,799), bringing the total conversion benefit option to $155,027. Total amortization of interest on the discounted convertible note during the year ended September 30, 2001 (including $32,775 in debt issuance costs associated with the transaction) amounted to $265,030.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

NOTE 8.    NOTES PAYABLE (continued)

The maturity date on the $300,000 principal value 8% convertible note, initially October 12, 2001, has been extended to December 1, 2001. Because of the inherent conversion benefit feature, the aggregate note with accrued interest, totaling $317,194 at December 31, 2001, has been classified as a long-term liability.

NOTE 9. SHAREHOLDERS' EQUITY (DEFICIT)

The Company is authorized to issue 50,000,000 shares of $1.00 par value preferred stock, no liquidation preference. One million of the preferred shares are designated as Class A preferred shares which have super voting power wherein each share receives 100 votes and has anti-dilution rights. One million of the preferred shares are designated as Class B preferred shares, which have conversion rights wherein each share may be converted into ten shares of common stock.

In October 2000 through April 2001, the Company issued 250,000 common shares to two consultants for services valued at $67,500.

In October 2000 and April 2001, the Company issued 229,388 restricted common shares to a consultant for prior year's services of $19,200 and current year's services of $22,080.

During the months of October 2000, April 2001, and July 2001, officers of the Company were issued a total of 3,764,249 restricted common shares for accrued compensation of $300,291 and current year's compensation of $160,927.

In November 2000, the Company issued 50,000 restricted common shares valued at $20,000 to its outside accountant for services rendered.

In December 2000, the Company issued 10,000 shares of common stock to a consultant for prior year's accrued services of $4,330.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2001

NOTE 9. SHAREHOLDERS' EQUITY (DEFICIT) (continued)

In January 2001, a consultant exercised 400,000 common stock options at $0.085 each; the $34,000 in exercise proceeds were applied against an outstanding note payable due the consultant. In connection with this transaction, $52,000 of additional paid-in capital (recorded as stock options exercisable) was reclassified to common stock.

In January 2001, an investor purchased 1,000,000 shares of the Company's restricted common stock for $75,000.

In January 2001, a note holder converted $75,000 principal value of debt for 300,000 restricted shares of the Company's common stock.

In March 2001, 45,500 shares of the Company's common stock were issued to investors in a private placement for $3,787 in cash. The shareholders also received 45,500 common stock warrants, exercisable through March 3, 2003 at $2.00 per share.

In April 2001, the Company issued 1,000,000 common stock warrants, along with $300,000 principal value 8% convertible debt. Of the $300,000 in proceeds, $77,228 was allocated to the cost of the warrants, which are exercisable at $0.192 per share over a four-year period. The balance of the proceeds ($222,772) was allocated to the cost of the debt instrument.

In April 2001, the Company recognized the conversion benefit option on the $300,000 principal value 8% convertible debt noted above. The conversion benefit option was recorded at its intrinsic value of $152,228, representing the difference between the fair market value of the debt instrument ($375,000) and the recorded initial cost ($222,772). At the date of issuance, the conversion benefit option was based on the conversion of the debt into 2,181,500 common shares.

In April 2001, the Company issued 50,000 restricted shares each (a total of 150,000 shares) as bonuses to a director and two consultants, valued at $16,982.

In April 2001, the Company issued 50,000 restricted shares of the Company's common stock to a consultant for services valued at $5,846.

In April 2001, the Company issued in aggregate 400,000 restricted shares of the Company's common stock (100,000 shares each) to four members of its advisory board for consulting services rendered totaling $46,772.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

NOTE 9. SHAREHOLDERS' EQUITY (DEFICIT) (continued)


In June 2001 through September 2001, the Company issued 1,177,012 common shares to a consultant for services totaling $232,683.

In September 2001, the Company issued the above consultant another 779,347 shares of the Company's common stock valued at $88,300, of which $44,500 pertained to vendor payables advanced by the consultant, with the balance of $43,800 being a retainer. The consultant was also issued 2,000,000 common stock options, exercisable at $0.13 each over four years and valued at $115,000.

In September 2001, the Company recognized an additional conversion benefit option of $2,799, corresponding to a 25% premium on $11,194 in accrued interest on $300,000 principal value 8% convertible debt.

In October 2001, the Company issued 1,200,000 shares of common stock valued at $187,200 to a consultant.

In December 2001, the Company issued 60,000 shares of preferred A stock to the President of the Company for a $60,000 debt reduction.

In December 2001, the above-mentioned consultant exercised 300,000 shares of common stock in exchange for reduction in debt of $39,000.

NOTE 10.  INCOME TAXES

Deferred income taxes consisted of the following:

      Deferred tax asset, benefit
      of net operating loss carryforward          $ 6,000,000
        Valuation allowance                        (6,000,000)
                                                  -----------
        Net deferred taxes                        $       -
                                                  ===========
The valuation allowance offsets the net deferred tax asset, since it is more likely than not that it would not be recovered.

The Company has approximately $15,100,000 in respective federal and California net operating loss carryforwards. The federal net operating loss carryforwards expire as follows: $2,700,000 in the year 2012, $5,300,000 in 2018, $1,200,000 in 2019, $3,500,000 in 2020, and $2,400,000
in 2021. The California net operating loss carryforwards expire as follows: $2,700,000 in the year 2002, $5,300,000 in 2003, $1,200,000 in
2004, $3,500,000 in 2005, and $2,400,000 in 2006.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

NOTE 11.        COMMITMENTS AND CONTINGENCIES

Litigation

There has been one recent legal proceeding in which the Company has been a party:

The case was brought by Southern Arizona Graphic Associates, Inc. (the "Plaintiff") against Conectisys Corporation (the "Defendant"), before the Superior Court of the State of Arizona, County of Pima, Case # 333852. The claim was for goods, printing services, and funds advanced by the Plaintiff. On December 8, 1999, the Company's Board of Directors approved the issuance of 26,087 shares of the Company's common stock valued at $18,000 in full settlement of the defendant's claim. The matter was subsequently dismissed with prejudice.

The Company, during its normal course of business, may be subject from time to time to disputes and to legal proceedings against it. Both counsel and management do not expect that the ultimate outcome of any current claims will have a material adverse effect on the Company's financial statements.

NOTE 12.        STOCK OPTIONS AND WARANTS

The following table summarizes information about common stock options at December 31, 2001:

                          Outstanding                  Exercisable
                           Weighted    Weighted               Weighted
   Range of      Common    Average      Average      Common    Average
   Exercise       Stock      Life      Exercise       Stock   Exercise
    Prices      Options    (Months)      Price       Options    Price
-------------   ---------   -------     -------      --------- -------
$2.00 - $2.00     563,500        14     $  2.00        563,500 $  2.00
$ .39 - $ .39   1,443,654        23     $   .39      1,443,654 $   .39
$ .38 - $ .38     100,000        36     $   .38        100,000 $   .38
$ .19 - $ .19   1,000,000        39     $   .19      1,000,000 $   .19
$ .13 - $ .13   1,700,000        44     $   .13      1,700,000 $   .13
$ .38 - $ .38     500,000        48     $   .38        500,000 $   .38

$ .13 - $2.00   5,307,154        34     $   .44      5,307,154 $   .44
=============   =========        ==     =======      ========= =======


     The above tables exclude 995,055 warrants exercisable at $2.00 per share, which have nominal value and which were issued to certain stock subscription investors. Of these warrants, 503,250 expire November 1, 2001, 446,305 expire September 1, 2002, and 45,500 expire March 3, 2003. Another 465,050 common stock warrants were approved for issuance in September 2001 pursuant to a stock purchase agreement that was not yet effective at year-end. The tables also exclude a contingent issuance to the Company's Chief Technical Officer of 2,000,000 common stock options exercisable at $0.50 per share and expiring December 31, 2002. These common stock options will not vest until certain milestones have been attained.

NOTE 13.        FORM S-8 FILINGS

In September 2001, the Company filed another S-8 registration statement, amending its Non-Qualified Stock Option and Stock Bonus Plan for independent consultants to the Company and authorizing the issuance of an additional 3,000,000 shares of common stock. 1,000,000 of these shares were issued to a consultant as a retainer in September 2001, valued at $113,300. Another 1,200,000 in retainer shares were issued to consultants valued at in the period ending December 31, 2001. Subsequent to the first quarter end, another 750,000 shares were issued to consultants for services leaving an unissued balance of 50,000 common shares.

Note 14. Subsequent Events

The Company has come to settlement terms for the satisfaction of the April 12, 2001 Promissory Note with Laurus Master Fund, Ltd. as follows:

(1) Conectisys shall pay Laurus Master Fund, Ltd. $100,000;

(2) Within 35 days Conectisys shall file a Registration Statement for the remaining balance of $200,000 plus interest and fees on the original Note date 4-12-01.

(3) Within 30 days Conectisys shall pay Laurus Master Fund, Ltd. $200,000 and issue a New Promissory Note replacing the existing Note. The new Note shall have a due date of December 31, 2002 in the principal amount of $75,000 and shall bear interest at 14% per annum; Terms of the new Note shall require Conectisys beginning on April 1, 2002 minimum monthly payments of $7,500 until the remaining principal and interest under the new Note have been paid in full.

Upon of payment of $200,000 and issuance of the new Promissory Note:

a.      The Registration Rights Agreement is immediately be canceled;

b. 1,000,000 Warrants of Conectisys common stock are immediately canceled; and

c. Laurus shall return to Conectisys all common stock held as security for the previous original Note with the except that Laurus shall retain ConectiSys common stock in the aggregate amount of 811,770 shares as security for remaining $75,000 principal amount due on new Note and to ensure timely monthly payments of $7,500 per month.
</pre>